EXHIBIT 11.1

                DOSKOCIL COMPANIES INCORPORATED AND SUBSIDIARIES

                 CALCULATION OF EARNINGS PER SHARE - UNAUDITED
            (Dollar amounts in thousands, except per share figures)

                                   Three Months Ended  Nine Months Ended
                                   __________________  _________________
                                   Sept. 30,  Oct. 1,  Sept. 30,  Oct. 1,
                                     1995      1994      1995      1994
                                   _________  _______  _________  _______
Income from continuing
 operations                        $  2,503   $ 1,255  $  6,227   $   411
Income (loss) from discontinued
 operations                            -       (3,348)   (4,121)   (3,763)
Loss on disposal of discontinued
 operations                            -         -      (38,526)     -
Extraordinary loss on early
 extinguishment of debt                -       (1,433)     -       (2,419)
                                   ________   _______  ________   _______
Net income (loss)                  $  2,503   $(3,526) $(36,420)  $(5,771)
                                   ========   =======  ========   =======
Primary earnings per share:
__________________________
   Weighted average number of
    common shares outstanding        12,448     7,921    12,448     7,921
   Common stock equivalents:
     Dilutive options and warrants     -         -         -         -
                                     ______     _____    ______     _____
   Weighted average number of
    common and common equivalent
    shares outstanding               12,448     7,921    12,448     7,921
                                     ======     =====    ======     =====
   Income from continuing
    operations                        $0.20    $ 0.16    $ 0.50    $ 0.05
   Income (loss) from discontinued
    operations                          -       (0.42)    (0.33)    (0.47)
   Loss on disposal of
    discontinued operations             -         -       (3.09)      -
   Extraordinary loss on early
    extinguishment of debt              -       (0.18)      -       (0.31)
                                      _____    ______    ______    ______

     Net income (loss) per share      $0.20    $(0.44)   $(2.92)   $(0.73)
                                      =====    ======    ======    ======
Fully diluted earnings per share*:
_________________________________
   Weighted average number of
    common shares outstanding        12,448     7,921    12,448     7,921
   Common stock equivalents:
     Dilutive options and warrants       93      -         -         -
                                     ______     _____    ______     _____
   Weighted average number of
    common and common equivalent
    shares outstanding               12,541     7,921    12,448     7,921
                                     ======     =====    ======     =====
   Income from continuing
    operations                        $0.20    $ 0.16    $ 0.50    $ 0.05
   Income (loss) from discontinued
    operations                          -       (0.42)    (0.33)    (0.47)
   Loss on disposal of
    discontinued operations             -         -       (3.09)      -
   Extraordinary loss on early
    extinguishment of debt              -       (0.18)      -       (0.31)
                                      _____    ______    ______    ______
     Net income (loss) per share      $0.20    $(0.44)   $(2.92)   $(0.73)
                                      =====    ======    ======    ======

*  This calculation is submitted in accordance with Securities Exchange Act of 1934 Release
   No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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